PROSPECTUS Dated March 12, 1998                      Pricing Supplement No. 1 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-46935
Dated March 12, 1998                                              March 13, 1998
                                                                  Rule 424(b)(3)

                   Morgan Stanley, Dean Witter, Discover & Co.
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes
                             -----------------------


     The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

     The Notes will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date.

     Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.

Principal Amount:                  $400,000,000

Maturity Date:                     March 20, 2000

Settlement Date
   (Original Issue
   Date):                          March 18, 1998

Interest Accrual Date:             March 18, 1998

Issue Price:                       Initially at par and at
                                   variable prices thereafter

Specified Currency:                U.S. Dollars

Redemption
   Percentage:                     100%

Redemption Dates:                  N/A

Annual Redemption
   Percentage
   Reduction:                      N/A

Interest Rate:                     5.89% per annum

Interest Payment
   Dates:                          Each March 1 and
                                   September 1, commencing
                                   September 1, 1998 and
                                   the Maturity Date

Interest Payment
   Period:                         Semi-annually

Total Amount of OID:               N/A

Original Yield to
   Maturity:                       N/A

Initial Accrual
   Period OID:                     N/A

Book Entry Note or
   Certificated Note:              Book Entry Note

Senior Note or
   Subordinated Note:              Senior Note

Agent:                             Morgan Stanley & Co.
                                   Incorporated

Trustee:                           The Chase Manhattan
                                   Bank

Minimum  Denomination:             $1,000

CUSIP:                             61745EMH1

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER